Exhibit 99.1

Sunoco, Inc.

1735 Market Street

Philadelphia, Pa. 19103-7583

For further information contact	For release: IMMEDIATELY
Jerry Davis (media) 215-977-6298
Tom Harr (investors) 215-977-6764

No. 4-07

SUNOCO REPORTS FOURTH QUARTER 2006 RESULTS

PHILADELPHIA, January 31, 2007 — Sunoco, Inc. (NYSE: SUN) today reported net income of $123 million ($1.00 per share diluted) for the fourth quarter of 2006 versus $287 million ($2.12 per share diluted) for the fourth quarter of 2005. Excluding special items, income was $297 million ($2.19 per share diluted) for the fourth quarter of 2005. There were no special items in the current fourth-quarter period.

For the full-year 2006, Sunoco reported net income of $979 million ($7.59 per share diluted) versus $974 million ($7.08 per share diluted) for the full-year 2005. Excluding special items, Sunoco’s income for 2005 was $1,012 million ($7.36 per share diluted). There were no special items in the 2006 full-year period.

“2006 was another very strong year for Sunoco,” said John G. Drosdick, Sunoco Chairman and Chief Executive Officer. “Despite significant volatility in refined product markets and some maintenance downtime in our Refining system, our earnings per share were the highest in the Company’s history and we generated a return on capital employed in excess of 28 percent.

“We earned $881 million in Refining and Supply and $205 million in our four non-refining businesses. With the introduction of ethanol-blended gasoline to much of our Northeast market and the shift to both low-sulfur gasoline and ultra-low-sulfur diesel fuel across the country, the year was one of significant transition for the industry. Our entire organization worked hard to ensure we remained a reliable supplier of quality transportation fuels in the markets we serve.”

Commenting on the fourth quarter, Drosdick said, “Our Refining and Supply business earned $126 million as seasonal declines in gasoline margins and an unseasonably warm start to the winter heating oil season reduced realized refining margins from second and third quarter levels. In addition, scheduled and unscheduled maintenance activity reduced production available for sale by about five million barrels during the quarter.

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“Retail Marketing had a loss of $11 million in the fourth quarter as retail gasoline prices declined and squeezed margins significantly versus record third-quarter levels. The Chemicals business rebounded from the third quarter to earn $16 million in the fourth quarter as lower average crude prices led to lower feedstock prices and expanded margins in both our polypropylene and phenol businesses.

“During the quarter, we continued to execute our ongoing share reduction program, repurchasing 2.1 million shares at a total cost of $137 million. As of December 31, we had 121.3 million shares outstanding, an 11.8 million reduction (9 percent) from the beginning of the year.”

Commenting on 2007, Drosdick said, “Our two main capital projects in our Refining and Supply business remain on track for completion in the first half of the year. In February, our Philadelphia refinery will begin a scheduled two-month turnaround, during which the final tie-in work for our fluid catalytic cracking unit expansion and residual fuel upgrading project will be completed. We estimate the work will reduce production in our Northeast system by approximately eight million barrels in the first quarter. In addition, we expect to complete the Toledo crude debottleneck project in the second quarter. Both projects have largely completed construction and pre-turnaround work.

Drosdick continued, “The Company expects to complete the $40 million Toledo project at or near the budgeted level, while total capital for the Philadelphia project is now estimated at $500 million, up $100 million from prior estimates. The increased costs reflect more current cost estimates and the impact of some material delivery delays and related productivity issues. Despite the higher costs, these projects represent valuable upgrades to our refining system and should provide attractive returns on our investments. We expect to maintain overall capital spending for Refining and Supply at approximately $800 million for 2007 by deferring or eliminating discretionary projects.”

DETAILS OF FOURTH QUARTER RESULTS

REFINING AND SUPPLY

Refining and Supply earned $126 million in the fourth quarter of 2006 versus $286 million in the post-hurricane-impacted fourth quarter of 2005. The decrease was primarily due to lower realized margins and production across Sunoco’s refining system, partially offset by a $16 million after-tax benefit attributable to LIFO inventory profits. In the Northeast, margins declined $2.95 per barrel, primarily attributable to wholesale gasoline. In the MidContinent, a $.93 per barrel decline due to much lower margins for diesel fuel was only partially offset by higher petrochemical and lubricants margins.

Total crude unit throughput averaged 813.7 thousand barrels daily (90 percent utilization) for the current quarter, with total production available for sale approximating 81 million barrels. A combination of accelerated turnaround work and opportunistic maintenance in our Northeast system early in the quarter was the main reason for the decline in crude throughputs versus last year’s fourth quarter. In addition, a power interruption from the local utility resulted in lost production at the Toledo refinery in December.

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RETAIL MARKETING

Retail Marketing had a loss of $11 million in the fourth quarter of 2006 versus income of $25 million in the fourth quarter of 2005. The decrease was primarily due to much lower retail gasoline margins and a $6 million after-tax charge related to an environmental litigation claim. Monthly gasoline and diesel throughput per company owned or leased outlet was up 14 percent from the fourth quarter of 2005.

CHEMICALS

Chemicals earned $16 million in the fourth quarter of 2006 versus $8 million in the prior-year period. The increase in earnings was due primarily to higher sales volumes and lower operating expenses and purchased fuel costs, partially offset by lower margins.

LOGISTICS

Earnings for the Logistics segment were $11 million in the fourth quarter of 2006 versus $3 million in the prior-year period. The improvement is primarily related to higher earnings from Sunoco Logistics Partners L.P. (NYSE: SXL) and the absence of $4 million of after-tax charges recorded in the fourth quarter of 2005 for environmental remediation activities, asset impairments and insurance settlements.

COKE

The Coke business earned $17 million in the fourth quarter of 2006 versus $10 million in the fourth quarter of 2005. The increase was primarily due to tax credits, including a $3 million investment tax credit adjustment relating to the Haverhill facility. As a result of lower crude oil prices, the current quarter results included a $2 million favorable adjustment to the partial phase-out of tax credits accrued earlier in 2006. For the full year, Sun Coke recorded only 65 percent of the benefit of the tax credits that otherwise would have been available without regard to the phase-out associated with high crude oil prices, reducing income by $8 million.

CORPORATE AND OTHER

Corporate administrative expenses were $20 million after tax in the current quarter versus $27 million in the comparable quarter last year. The decrease was largely due to lower accruals for stock-related incentive compensation. The current quarter results included after-tax expenses of $3 million related to the corporate portion of charges associated with the accelerated recognition of share-based incentive compensation for retirement-eligible employees under SFAS No. 123R.

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Net financing expenses and other were $16 million after tax in the fourth quarter of 2006 versus $8 million in the fourth quarter of 2005 due primarily to lower interest income, higher long-term debt expenses and a $3 million after-tax loss related to the Company’s December 2006 purchase of the Jewell coke partnership minority interest for $155 million.

SPECIAL ITEM

During the fourth quarter of 2005, Sunoco recognized a $10 million after-tax loss associated with an arbitration decision related to a phenol pricing dispute.

TWELVE MONTH RESULTS

Sunoco earned $979 million, or $7.59 per share of common stock on a diluted basis, for the full-year 2006 versus $974 million, or $7.08 per share, for the full-year 2005. The increase was primarily due to higher margins in Sunoco’s Refining and Supply and Retail Marketing businesses and the absence of a loss associated with a phenol supply contract dispute. Partially offsetting these positive factors were higher expenses, including fuel charges; lower margins from Sunoco’s Chemicals business; and lower production of refined products.

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 900,000 barrels per day of refining capacity, nearly 4,700 retail sites selling gasoline and convenience items, approximately 5,500 miles of crude oil and refined product owned and operated pipelines and 38 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a significant manufacturer of petrochemicals with annual sales of approximately five billion pounds, largely chemical intermediates used to make fibers, plastics, film and resins. Utilizing a unique, patented technology, Sunoco also has the capacity to manufacture over 2.5 million tons annually of high-quality metallurgical-grade coke for use in the steel industry.

Anyone interested in obtaining further insights into the fourth quarter’s results can monitor the Company’s quarterly teleconference call, which is scheduled for 3:00 p.m. ET on February 1, 2007. It can be accessed through Sunoco’s Web site—www.SunocoInc.com. It is suggested that you visit the site prior to the teleconference to ensure that you have downloaded any necessary software.

Those statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Sunoco believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect Sunoco’s business prospects and performance, causing actual results to differ materially from those discussed in the

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foregoing release. Such risks and uncertainties include, by way of example and not of limitation: general economic, financial and business conditions which could affect Sunoco’s financial condition and results of operations; changes in competition and competitive practices, including the impact of foreign imports; effects of weather conditions and natural disasters on the Company’s operating facilities and on product supply and demand; changes in refining, marketing and chemical margins; variation in petroleum-based commodity prices and availability of crude oil and feedstock supply or transportation; effects of transportation disruptions; changes in the price differentials between light-sweet and heavy-sour crude oils; changes in the marketplace which may affect supply and demand for Sunoco’s products; changes in the level of capital or operating expenses; changes in product specifications; availability and pricing of ethanol; changes in the expected level of environmental capital, operating or remediation expenditures; age of, and changes in, the reliability, efficiency and capacity of, the Company’s operating facilities or those of third parties; effects of adverse events relating to the operation of the Company’s facilities and to the transportation and storage of hazardous materials (including equipment malfunction, explosions, fires, spills, and the effects of severe weather conditions); risks related to labor relations and workplace safety; changes in applicable statutes and government regulations or their interpretations, including those relating to the environment and global warming; changes in tax laws or their interpretations, including pension funding requirements; ability to identify acquisitions, execute them under favorable terms and integrate them into the Company’s existing businesses; ability to enter into joint ventures and other similar arrangements under favorable terms; delays and/or costs related to construction, improvements and/or repairs of facilities (including shortages of skilled labor, the issuance of applicable permits and inflation); nonperformance or force majeure by, or disputes with, major customers, suppliers, dealers, distributors or other business partners; changes in financial markets impacting pension expense and funding requirements; political and economic conditions in the markets in which the Company, its suppliers or customers operate, including the impact of potential terrorist acts and international hostilities; military conflicts between, or internal instability in, one or more oil producing countries, governmental actions and other disruptions in the ability to obtain crude oil; and changes in the status of, or initiation of new, litigation, arbitration or other proceedings to which the Company is a party or liability resulting from such litigation, arbitration or other proceedings, including natural resource damage claims. These and other applicable risks and uncertainties have been described more fully in Sunoco’s Third Quarter 2006 Form 10-Q filed with the Securities and Exchange Commission on November 2, 2006 and in other periodic reports filed with the Securities and Exchange Commission. Sunoco undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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Sunoco, Inc.

2006 Fourth Quarter and Twelve-Month Financial Summary

(Unaudited)

	2006	2005
Fourth Quarter
Revenues	$9,036,000,000	$9,270,000,000
Net Income	$123,000,000	$287,000,000
Net Income Per Share of Common Stock*:
Basic	$1.01	$2.13
Diluted	$1.00	$2.12
Weighted-Average Number of Shares Outstanding* (In Millions):
Basic	122.2	134.6
Diluted	122.7	135.6
Twelve Months
Revenues	$38,715,000,000	$33,764,000,000
Net Income	$979,000,000	$974,000,000
Net Income Per Share of Common Stock*:
Basic	$7.63	$7.13
Diluted	$7.59	$7.08
Weighted-Average Number of Shares Outstanding* (In Millions):
Basic	128.3	136.6
Diluted	129.0	137.5

*	Share and per-share data presented for all periods reflect the effect of a two-for-one stock split, which was effected in the form of a common stock dividend distributed on August 1, 2005.

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Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars, Except Per-Share Amounts)

(Unaudited)

	Three Months Ended December 31		Variance
	2006	2005
Refining and Supply	$126	$286	$(160)
Retail Marketing	(11)	25	(36)
Chemicals	16	8	8
Logistics	11	3	8
Coke	17	10	7
Corporate and Other:
Corporate expenses	(20)	(27)	7
Net financing expenses and other	(16)	(8)	(8)

	123	297	(174)
Special items	—	(10)	10

Consolidated net income	$123	$287	$(164)

Earnings (loss) per share of common stock (diluted):
Income before special items	$1.00	$2.19	$(1.19)
Special items	—	(.07)	.07

Net income	$1.00	$2.12	$(1.12)

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Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars, Except Per-Share Amounts)

(Unaudited)

	Twelve Months Ended December 31		Variance
	2006	2005
Refining and Supply	$881	$947	$(66)
Retail Marketing	76	30	46
Chemicals	43	94	(51)
Logistics	36	22	14
Coke	50	48	2
Corporate and Other:
Corporate expenses	(58)	(84)	26
Net financing expenses and other	(49)	(45)	(4)

	979	1,012	(33)
Special items	—	(38)	38

Consolidated net income	$979	$974	$5

Earnings (loss) per share of common stock (diluted):
Income before special items	$7.59	$7.36	$.23
Special items	—	(.28)	.28

Net income	$7.59	$7.08	$.51

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Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2006	2005	2006	2005
TOTAL REFINING AND SUPPLY
Income (Millions of Dollars)	$126	$286	$881	$947
Realized Wholesale Margin* (Per Barrel of Production Available for Sale)	$7.51	$9.96	$9.09	$8.65
Crude Inputs as Percent of Crude Unit Rated Capacity	90	99	93	98
Throughputs (Thousand Barrels Daily):
Crude Oil	813.7	892.6	840.6	881.0
Other Feedstocks	78.4	64.8	72.8	59.4

Total Throughputs	892.1	957.4	913.4	940.4

Products Manufactured (Thousand Barrels Daily):
Gasoline	420.5	459.7	436.2	443.4
Middle Distillates	306.5	330.7	305.5	319.5
Residual Fuel	77.0	74.9	74.0	76.2
Petrochemicals	36.3	35.8	35.6	36.8
Lubricants	10.6	13.8	13.2	13.2
Other	73.4	78.7	82.2	86.6

Total Production	924.3	993.6	946.7	975.7
Less: Production Used as Fuel in Refinery Operations	41.8	50.3	43.9	48.6

Total Production Available for Sale	882.5	943.3	902.8	927.1

*	Wholesale sales revenue less related cost of crude oil, other feedstocks, product purchases and terminalling and transportation divided by production available for sale.

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Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2006	2005	2006	2005
Northeast Refining*
Realized Wholesale Margin (Per Barrel of Production Available for Sale)	$6.23	$9.18	$7.92	$8.35
Market Benchmark 6-3-2-1 (Per Barrel)	$3.68	$9.23	$5.55	$7.76
Crude Inputs as Percent of Crude Unit Rated Capacity	92	101	94	99
Throughputs (Thousand Barrels Daily):
Crude Oil	602.6	658.9	616.1	650.6
Other Feedstocks	69.3	57.3	64.2	52.8

Total Throughputs	671.9	716.2	680.3	703.4

Products Manufactured (Thousand Barrels Daily):
Gasoline	313.7	348.4	323.5	330.5
Middle Distillates	234.3	249.0	230.2	242.1
Residual Fuel	72.6	70.1	69.8	71.7
Petrochemicals	28.0	28.2	28.3	28.6
Other	44.6	46.9	51.2	55.8

Total Production	693.2	742.6	703.0	728.7
Less: Production Used as Fuel in Refinery Operations	31.6	37.9	32.8	36.7

Total Production Available for Sale	661.6	704.7	670.2	692.0

* Comprised of the Marcus Hook, Philadelphia and Eagle Point refineries.

MidContinent Refining*
Realized Wholesale Margin (Per Barrel of Production Available for Sale)	$11.32	$12.25	$12.46	$9.54
Market Benchmark 3-2-1 (Per Barrel)	$8.58	$11.95	$12.31	$11.04
Crude Inputs as Percent of Crude Unit Rated Capacity	86	95	92	94
Throughputs (Thousand Barrels Daily):
Crude Oil	211.1	233.7	224.5	230.4
Other Feedstocks	9.1	7.5	8.6	6.6

Total Throughputs	220.2	241.2	233.1	237.0

*	Comprised of the Toledo and Tulsa refineries.

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Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2006	2005	2006	2005
MidContinent Refining (continued)
Products Manufactured (Thousand Barrels Daily):
Gasoline	106.8	111.3	112.7	112.9
Middle Distillates	72.2	81.7	75.3	77.4
Residual Fuel	4.4	4.8	4.2	4.5
Petrochemicals	8.3	7.6	7.3	8.2
Lubricants	10.6	13.8	13.2	13.2
Other	28.8	31.8	31.0	30.8

Total Production	231.1	251.0	243.7	247.0
Less: Production Used as Fuel in Refinery Operations	10.2	12.4	11.1	11.9

Total Production Available for Sale	220.9	238.6	232.6	235.1

RETAIL MARKETING
Income (Loss) (Millions of Dollars)	$(11)	$25	$76	$30
Retail Margin* (Per Barrel):
Gasoline	$2.85	$4.60	$4.16	$3.39
Middle Distillates	$5.66	$5.66	$4.69	$4.49
Sales of Petroleum Products (Thousand Barrels Daily):
Gasoline	305.0	288.4	303.2	298.3
Middle Distillates	42.9	46.9	42.9	45.3

	347.9	335.3	346.1	343.6

Total Retail Gasoline Outlets, End of Period	4,691	4,763	4,691	4,763
Gasoline and Diesel Throughput per Company Owned or Leased Outlet (M Gal/Site/Month)	149	131	144	136
Convenience Stores:
Total Stores, End of Period	739	746	739	746
Merchandise Sales (M$/Store/Month)	$80	$76	$80	$78
Merchandise Margin (Company Operated) (% of Sales)	28%	28%	27%	28%

*	Retail sales price less related wholesale price and terminalling and transportation costs per barrel. The retail sales price is the weighted-average price received through the various branded marketing distribution channels.

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Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended December 31			For the Twelve Months Ended December 31
	2006*	2005		2006*	2005
CHEMICALS
Income (Millions of Dollars)	$16	$8	**	$43	$94	**
Margin*** (Cents per Pound):
All Products#	10.5	11.4		9.9	12.1
Phenol and Related Products	8.7	9.3		8.0	10.9
Polypropylene#	12.9	14.3		12.4	13.9
Sales (Millions of Pounds):
Phenol and Related Products	632	619		2,535	2,579
Polypropylene	562	512		2,243	2,218
Other	25	22		88	91

	1,219	1,153		4,866	4,888

*       The income and margin data reflect a new pricing formula for 2006 sales of phenol to Honeywell International Inc. based upon the outcome of arbitration decisions in 2005 and 2006.

**     Excludes a $10 million after-tax loss recognized in the fourth quarter of 2005 and a $56 million after-tax loss recognized in the full-year 2005 associated with the phenol supply contract dispute.

***  Wholesale sales revenue less cost of feedstocks, product purchases and related terminalling and transportation divided by sales volumes.

#       The polypropylene and all products margins include the impact of a long-term supply contract with Equistar Chemicals, L.P. which is priced on a cost-based formula that includes a fixed discount.

LOGISTICS
Income (Millions of Dollars)	$11	$3		$36	$22
Pipeline and Terminal Throughput (Thousand Barrels Daily)*:
Unaffiliated Customers	1,040	911		1,033	838
Affiliated Customers	1,623	1,707		1,644	1,663

	2,663	2,618		2,677	2,501

* Excludes joint-venture operations.

COKE*
Income (Millions of Dollars)	$17	$10		$50	$48
Coke Production (Thousands of Tons)	632	634		2,510	2,405
Coke Sales (Thousands of Tons)	637	610		2,534	2,375

*	Includes amounts attributable to the Haverhill facility, which commenced operations in March 2005.

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Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended December 31				For the Twelve Months Ended December 31
	2006		2005		2006		2005
CAPITAL EXPENDITURES (Millions of Dollars)
Refining and Supply	$236		$177		$712		$687
Retail Marketing	48		45		112		117
Chemicals	21		19		62	*	55
Logistics	34		43	***	119	**	79	***#
Coke	5	##	4		14	##	32

	$344		$288		$1,019		$970

*       Excludes a $14 million purchase price adjustment to the 2001 Aristech Chemical Corporation acquisition attributable to an earn-out payment made in April 2006. The earn out, which relates to 2005, was due to realized margins for phenol exceeding certain agreed-upon threshold amounts.

**     Excludes the acquisition of two separate crude oil pipeline systems and related storage facilities located in Texas, one from Alon USA Energy, Inc. for $68 million and the other from Black Hills Energy, Inc. for $41 million.

***  Excludes $5 million acquisition from Chevron of an ownership interest in the Mesa Pipeline.

#       Excludes $100 million acquisition from ExxonMobil of a crude oil pipeline system and related storage facilities located in Texas.

##    Excludes $155 million acquisition of the minority interest in the Jewell cokemaking operation.

DEPRECIATION, DEPLETION AND AMORTIZATION (Millions of Dollars)
Refining and Supply	$55		$54		$225		$201
Retail Marketing	29		26		104		105
Chemicals	19		18		74		71
Logistics	10		11		38		36
Coke	5		4		18		16

	$118		$113		$459		$429

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Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars, Except Per-Share Amounts)

(Unaudited)

	2005
	1st	2nd	3rd	4th	Total
Refining and Supply	$108	$212	$341	$286	$947
Retail Marketing	(8)	7	6	25	30
Chemicals	33	30	23	8	94
Logistics	3	9	7	3	22
Coke	10	13	15	10	48
Corporate and Other:
Corporate expenses	(16)	(16)	(25)	(27)	(84)
Net financing expenses and other	(14)	(13)	(10)	(8)	(45)

	116	242	357	297	1,012
Special items	—	—	(28)	(10)	(38)

Consolidated net income	$116	$242	$329	$287	$974

Earnings (loss) per share of common stock (diluted):
Income before special items	$.83	$1.75	$2.60	$2.19	$7.36
Special items	—	—	(.21)	(.07)	(.28)

Net income	$.83	$1.75	$2.39	$2.12	$7.08

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Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars, Except Per-Share Amounts)

(Unaudited)

	2006
	1st	2nd	3rd	4th	Total
Refining and Supply	$73	$409	$273	$126	$881
Retail Marketing	—	10	77	(11)	76
Chemicals	14	8	5	16	43
Logistics	6	12	7	11	36
Coke	14	10	9	17	50
Corporate and Other:
Corporate expenses	(16)	(11)	(11)	(20)	(58)
Net financing expenses and other	(12)	(12)	(9)	(16)	(49)

	79	426	351	123	979
Special items	—	—	—	—	—

Consolidated net income	$79	$426	$351	$123	$979

Earnings per share of common stock (diluted):
Income before special items	$.59	$3.22	$2.76	$1.00	$7.59
Special items	—	—	—	—	—

Net income	$.59	$3.22	$2.76	$1.00	$7.59

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Sunoco, Inc.

Consolidated Statements of Income

(Millions of Dollars)

(Unaudited)

	2005
	1st	2nd	3rd	4th	Total
REVENUES
Sales and other operating revenue (including consumer excise taxes)	$7,191	$7,970	$9,345	$9,248	$33,754
Interest income	3	3	6	11	23
Other income (loss), net	15	17	(56)	11	(13)

	7,209	7,990	9,295	9,270	33,764

COSTS AND EXPENSES
Cost of products sold and operating expenses	6,059	6,581	7,702	7,686	28,028
Consumer excise taxes	585	640	675	688	2,588
Selling, general and administrative expenses	209	225	242	270	946
Depreciation, depletion and amortization	105	102	109	113	429
Payroll, property and other taxes	36	28	33	27	124
Interest cost and debt expense	23	23	25	23	94
Interest capitalized	(6)	(6)	(8)	(5)	(25)

	7,011	7,593	8,778	8,802	32,184
Income before income tax expense	198	397	517	468	1,580
Income tax expense	82	155	188	181	606

Net income	$116	$242	$329	$287	$974

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Sunoco, Inc.

Consolidated Statements of Income

(Millions of Dollars)

(Unaudited)

	2006
	1st	2nd	3rd	4th	Total
REVENUES
Sales and other operating revenue (including consumer excise taxes)	$8,569	$10,575	$10,480	$9,012	$38,636
Interest income	10	8	11	5	34
Other income, net	14	7	5	19	45

	8,593	10,590	10,496	9,036	38,715

COSTS AND EXPENSES
Cost of products sold and operating expenses	7,454	8,858	8,867	7,768	32,947
Consumer excise taxes	628	663	679	664	2,634
Selling, general and administrative expenses	210	210	215	246	881
Depreciation, depletion and amortization	112	114	115	118	459
Payroll, property and other taxes	34	31	33	27	125
Interest cost and debt expense	26	27	25	27	105
Interest capitalized	(1)	(4)	(5)	(6)	(16)

	8,463	9,899	9,929	8,844	37,135
Income before income tax expense	130	691	567	192	1,580
Income tax expense	51	265	216	69	601

Net income	$79	$426	$351	$123	$979

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Sunoco, Inc.

Consolidated Balance Sheets

(Millions of Dollars)

(Unaudited)

	At December 31 2006	At December 31 2005
ASSETS
Current Assets
Cash and cash equivalents	$263	$919
Accounts and notes receivable, net	2,440	1,754
Inventories	1,219	799
Deferred income taxes	93	215

Total Current Assets	4,015	3,687

Investments and long-term receivables	129	143
Properties, plants and equipment, net	6,365	5,658
Deferred charges and other assets	473	443

Total Assets	$10,982	$9,931

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$4,174	$3,656
Short-term borrowings	275	—
Current portion of long-term debt	7	177
Taxes payable	299	338

Total Current Liabilities	4,755	4,171

Long-term debt	1,705	1,234
Retirement benefit liabilities	523	525
Deferred income taxes	829	817
Other deferred credits and liabilities	477	486
Minority interests	618	647
Shareholders’ equity	2,075	2,051

Total Liabilities and Shareholders’ Equity	$10,982	$9,931

-more-

Sunoco, Inc.

Consolidated Statements of Cash Flows

(Millions of Dollars)

(Unaudited)

	For the Twelve Months Ended December 31
	2006	2005
INCREASES (DECREASES) IN CASH AND CASH EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$979	$974
Adjustments to reconcile net income to net cash provided by operating activities:
Phenol supply contract dispute loss (payment)	(95)	95
Proceeds from power contract restructuring	—	48
Depreciation, depletion and amortization	459	429
Deferred income tax expense	117	3
Payments in excess of expense for retirement plans	(32)	(39)
Changes in working capital pertaining to operating activities, net of effect of acquisitions	(470)	494
Other	26	65

Net cash provided by operating activities	984	2,069

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1,019)	(970)
Acquisitions	(123)	(105)
Proceeds from divestments	50	55
Other	3	(15)

Net cash used in investing activities	(1,089)	(1,035)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from (repayments of) short-term borrowings	275	(100)
Net proceeds from issuance of long-term debt	778	99
Repayments of long-term debt	(481)	(70)
Net proceeds from issuance of Sunoco Logistics Partners L.P. limited partnership units	110	160
Purchase of minority interest in Jewell cokemaking operations	(155)	—
Cash distributions to investors in cokemaking operations	(43)	(38)
Cash distributions to investors in Sunoco Logistics Partners L.P.	(48)	(28)
Cash dividend payments	(123)	(103)
Purchases of common stock for treasury	(871)	(435)
Proceeds from issuance of common stock under management incentive plans	7	14
Other	—	(19)

Net cash used in financing activities	(551)	(520)

Net increase (decrease) in cash and cash equivalents	(656)	514
Cash and cash equivalents at beginning of period	919	405

Cash and cash equivalents at end of period	$263	$919

-END OF SUNOCO 4Q06 EARNINGS REPORT-